For Immediate Release

Contact:                     Willing L. Biddle, President & COO or
John T. Hayes, SVP & CFO
Urstadt Biddle Properties Inc.
(203) 863-8200

Urstadt Biddle Properties Inc.
Announces Completion of Financing of $18.9 million
Mortgage Loan at the Goodwives Shopping Center in Darien, Connecticut

Greenwich, Connecticut May 13, 2009 ... Urstadt Biddle Properties Inc. (NYSE: UBA and UBP) announced today that it has completed the mortgage financing of one its retail properties, the Goodwives Shopping Center in Darien, Connecticut.  The loan has a ten-year term with payments based on a twenty-five year amortization period at a fixed interest rate of 6.55% per annum.  The mortgagee is People’s United Bank.

Commenting on the transaction Willing L. Biddle, President and Chief Operating Officer, said “We are pleased to have completed this non-recourse mortgage financing in this currently challenging credit environment.  This again demonstrates that our conservative management approach, with low levels of mortgage debt, has paid off and we have shown the investment community and our shareholders that UBP has access to the credit markets.”

UBP is a self-administered equity real estate investment trust providing investors with a means of participating in ownership of income-producing properties and investment liquidity. UBP owns or has interest in 43 properties containing 3.9 million square feet of space.  UBP’s core properties consist principally of grocery anchored community shopping centers located in the northeast with a concentration in Fairfield County, Connecticut, Bergen County, New Jersey and Westchester and Putnam Counties, New York.

Certain statements contained herein may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such factors include, among other things, risks associated with the timing of and costs associated with property improvements, financing commitments and general competitive factors.